                                                                      EXHIBIT 21

                              List of Subsidiaries
                                       of
                          Centergistic Solutions, Inc.

The following entities are wholly owned operating subsidiaries of Centergistic Solutions, Inc.

1. Centergistic Solutions S.R. de C.V., a Mexican limited liability partnership

2.       LYA, Inc., a California corporation